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                                  EXHIBIT 99.1

                     Press Release dated September 8, 1997
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[ROBODOC LETTERHEAD]

FOR IMMEDIATE RELEASE

Contact:
Integrated Surgical Systems                     Financial Relations Board
Ramesh C. Trivedi, Ph.D.                        Ann Trunko (general information)
President and Chief Executive Officer           Kate Rajeck (analyst contact)
(916)646-3487                                   (415)986-1591

                INTEGRATED SURGICAL SYSTEMS ACQUIRES INNOVATIVE
                         MEDICAL MACHINES INTERNATIONAL

SACRAMENTO, CA -- SEPTEMBER 8, 1997 -- Integrated Surgical Systems, Inc. (ISS) (Nasdaq: RDOC), a leading designer, developer and manufacturer of computer-controlled, image-directed robotic products for surgical applications, today announced that it has signed the final definitive agreement to acquire Innovative Medical Machines International, S.A. (IMMI) of Lyon, France. ISS exchanged certain shares of its common stock for all the shares of IMMI.

"The products, market focus and technological expertise of the two companies are highly complementary and synergistic," said Dr. Ramesh Trivedi, president and chief executive officer of ISS. "We are looking forward to the exciting new opportunities provided by this acquisition."

Trivedi continued, "Since NeuroMate(TM) has already been approved by the United States Food and Drug Administration (FDA), we plan to begin commercialization of the product in the US in early 1998. Our sales force will begin marketing NeuroMate in Europe as well. Joining the marketing organizations and distribution networks of the two companies will also strengthen the geographic coverage of the ROBODOC(R) Surgical Assistant System (ROBODOC) throughout the world."

Founded in 1993, IMMI is a privately held company that develops surgical applications of robotics technology. Its first product, NeuroMate, was approved by the FDA under a 510(k) notification in May 1997, and by the Health Ministry of Japan the following month. To date, IMMI has installed 7 NeuroMate systems in France and Japan, which have supported neurosurgeries on more than 1,500 patients. The product is designed for both conventional and advanced stereotactic neurosurgeries by IMMI in association with Professor Allen Louis Benabid, a world renowned neurosurgeon based in Grenoble, France.

During the transition period, Mr. Gerard Hascott will remain as chairman and CEO of IMMI.


                                     -more-
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Integrated Surgical Systems
Page 2

The Company

Integrated Surgical Systems, Inc. develops, manufactures, markets and services computer-controlled, image-directed robotic products for surgical applications. Its principal product, the ROBODOC Surgical Assistant System (ROBODOC) consists of a surgical robot and a computer work station, ORTHODOC(R) which utilizes the company's proprietary software for preoperative surgical planning. The ROBODOC System has been used to perform precise total hip replacement surgical procedures on more than 1,400 patients worldwide, ROBODOC is currently being marketed in Europe, and ISS is expected to file for FDA Approval in the U.S. this year.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, including the timely development and market acceptance of new products and upgrades to existing products, the impact of competitive products and pricing, and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission (SEC).

Note: ROBODOC(R) and ORTHODOC(R) are registered trademarks of Integrated Surgical Systems, Inc. Neuromate(TM) is a trademark of Innovative Medical Machines International, S.A.


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